Exhibit 99.1
Arena Reports Third Quarter Financial Results and Key Program Updates
–Phase 3 ELEVATE UC 52 and 12 on course for Q1 2022 topline data readout

–First participant randomized in the Phase 2 trial for temanogrel in Raynaud’s phenomenon secondary to systemic sclerosis

–Strong liquidity position to support continued pipeline progress

PARK CITY, Utah, November 4, 2021 - Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) today provided a corporate update and reported financial results for the third quarter ended September 30, 2021.

“During the quarter, the team continued to make significant progress across all key programs, including reaching full enrollment for the ELEVATE UC 12 program,” said Amit D. Munshi, President and CEO of Arena. “ELEVATE UC 12 and ELEVATE UC 52 remain on track and we continue to look forward to the data readout in the first quarter of next year.”

Key Program & Corporate Updates
Gastroenterology
•In August the Phase 3 ELEVATE UC 12 trial for etrasimod in ulcerative colitis reached full enrollment; topline data for both ELEVATE UC 12 and ELEVATE UC 52 expected contemporaneously in Q1 2022
•In August announced collaboration with Second Genome to identify microbiome biomarkers associated with clinical benefit in the CULTIVATE program for Crohn’s disease
•In August increased target enrollment in CULTIVATE study A from 50 participants to 70 participants; dose-ranging data anticipated to read out in early Q2 2022; enhanced data may allow transition to a registrational program and reduction of the overall program timeline
Dermatology
•In July we evaluated an updated OLE data set from the Phase 2 ADVISE trial for 2 mg etrasimod in atopic dermatitis that demonstrated meaningful effects at week 16 of the OLE period on validated Investigator Global Assessment (vIGA) at 47%, Eczema Area and Severity Index (EASI-75) at 72%, and Peak Pruritis Numeric Rating Scale (PP-NRS) at 61% with consistent safety profile out to one year
•In July the Phase 2 trial for etrasimod in alopecia areata was amended to add a 3 mg cohort and expand patient population subtypes; topline data expected 2H 2022
Cardiovascular
•In November the first participant was randomized in the Phase 2 trial for temanogrel in Raynaud’s phenomenon secondary to systemic sclerosis
•In July a Phase 2 trial for APD418 in acute heart failure was initiated
Corporate Updates

•In July we entered into a strategic collaboration and option agreement with Aristea for the development of RIST4721, an oral, selective CXCR2 antagonist being developed for the treatment of palmoplantar pustulosis (PPP) and other neutrophil-mediated diseases
•In July Dr. Doug Manion was appointed as Executive Vice President, Research & Development
Financial Update
Third Quarter 2021 Financial Results
•Research and development (R&D) expenses for the third quarter totaled $94.2 million compared to $79.8 million in the same period in 2020. This increase was primarily driven by our advancing clinical studies, including the etrasimod Phase 3 program, as well as an increase in personnel expenses to support our clinical programs. The R&D non-cash, share-based compensation was $8.1 million in the third quarter as compared to $6.6 million in the same period in 2020
•Selling, general and administrative (SG&A) expenses for the third quarter totaled $30.3 million, compared to $19.0 million in the third quarter of 2020. This increase was primarily driven by an increase in personnel expenses and other professional fees. The SG&A non-cash, share-based compensation was $9.2 million in the third quarter as compared to $5.8 million in the same period in 2020
•Net loss for the third quarter was $196.3 million compared to net loss of $97.4 million for the same period in 2020. This includes $70 million of Acquired In-Process R&D expense associated with our recently announced collaboration with Aristea Therapeutics
•Basic and diluted net loss per share for the third quarter was $3.21 compared to basic and diluted net loss per share of $1.69 for the same period in 2020
•Cash, cash equivalents and marketable securities were $0.8 billion at September 30, 2021 as compared to $1.1 billion at December 31, 2020. In addition to normal operating cash burn for the quarter, we made a $70 million payment in connection with our recently announced collaboration with Aristea Therapeutics
Conference Call & Webcast Information
Arena will host a conference call and live webcast to discuss the financial results and corporate update via a question and answer session with the investment community today, Thursday, November 4, 2021, at 4:30 PM ET.
Conference call will be broadcast live in listen-only mode on the company’s investor relations website at https://invest.arenapharm.com/events-presentations. Shortly after the event, a recording will be archived under the investor relations section of Arena’s website for 30 days.

About Arena Pharmaceuticals
ARENA Pharmaceuticals is a team with a singular purpose – deliver important medicines to patients.

In a rapidly changing global market, we work with a sense of urgency every day to understand the needs of all our stakeholders, identify bold, sometimes disruptive, ideas to get medicines to patients, and relentlessly execute until it’s done.

ARENA - Care More. Act Differently.

Etrasimod, temanogrel, and APD418 are investigational compounds that are not approved for any use in any country.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements may be identified by words such as “on course,” “on track,” “look forward to,” “expected,” and “anticipated” and include, without limitation, statements about the following: Arena’s clinical programs, including expectations regarding study progress, the timing of data readouts for ongoing trials, and other statements under “Key Program & Corporate Updates” above. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: clinical trials and other studies may not proceed at the time or in the manner expected or at all; topline data may not accurately reflect the complete results of a particular study or trial; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; the timing and outcome of research, development and regulatory review is uncertain, and Arena’s drug candidates may not advance in development or be approved for marketing; enrolling patients in Arena’s ongoing and intended clinical trials is competitive and challenging; the duration and severity of the coronavirus disease (COVID-19) pandemic, including but not limited to the impact on Arena’s clinical operations, the operations of Arena’s suppliers, partners, collaborators, licensees, and capital markets, which in each case remains uncertain; risks related to developing and commercializing drugs; Arena will need additional funds to advance all of its programs; the impact of competition; risks related to unexpected or unfavorable new data; the risk that regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; satisfactory resolution of litigation or other disagreements with others; and risks related to the enforcement of Arena’s and third parties’ intellectual property rights. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission (SEC), including but not limited to Arena’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which was filed with the SEC on August 5, 2021. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Corporate Contacts:
Patrick Malloy
Arena Pharmaceuticals, Inc.
Vice President, Investor Relations & Corporate Communications
pmalloy@arenapharm.com
847.987.4878

Sara Doran
Arena Pharmaceuticals, Inc.
Associate Director, Investor Relations & Corporate Communications
sdoran@arenapharm.com

(Tables Follow)

Arena Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Collaboration and other revenue	$—	$20	$—	$20
Royalty revenue	—	—	—	262
Total revenues	—	20	—	282
Operating Costs and Expenses:
Research and development	94,180	79,820	309,168	223,299
Acquired in-process research and development	70,000	—	70,000	—
Selling, general and administrative	30,305	19,002	91,701	68,321
Total operating costs and expenses	194,485	98,822	470,869	291,620
Loss from operations	(194,485)	(98,802)	(470,869)	(291,338)
Interest and Other Income (Expense):
Interest income	205	1,825	1,223	9,836
Interest expense	(1,031)	(1,120)	(3,155)	(3,427)
Other (expense) income, net	(1,001)	659	(1,892)	2,356
Gain from Longboard equity method investment	—	—	13,869	—
Total interest and other income (expense), net	(1,827)	1,364	10,045	8,765
Net loss	$(196,312)	$(97,438)	$(460,824)	$(282,573)

Net loss per share, basic and diluted:	$(3.21)	$(1.69)	$(7.61)	$(5.27)

Shares used in calculating net loss per share, basic and diluted:	61,140	57,779	60,574	53,608

Arena Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheet Data
(In thousands, except share data)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$386,653	$219,544
Short-term investments, available-for-sale	385,014	884,497
Prepaid expenses and other current assets	19,253	35,266
Total current assets	790,920	1,139,307
Investments, available-for-sale	52,953	—
Land, property and equipment, net	19,558	22,090
Other non-current assets	37,596	29,323
Total assets	$901,027	$1,190,720
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$30,037	$35,351
Accrued clinical and preclinical study fees	18,434	18,325
Current portion of lease financing obligations	4,884	4,401
Total current liabilities	53,355	58,077
Other long-term liabilities	9,466	10,963
Lease financing obligations, less current portion	37,485	41,211
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.0001 par value, 7,500,000 shares authorized, no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 147,000,000 shares authorized at September 30, 2021 and December 31, 2020; 61,280,176 and 58,611,210 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	2,769,148	2,587,494
Accumulated other comprehensive income	122	700
Accumulated deficit	(1,968,555)	(1,507,731)
Total stockholders' equity	800,721	1,080,469
Total liabilities and stockholders' equity	$901,027	$1,190,720